Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Synutra International, Inc. and Subsidiaries
Rockville, Maryland

We consent to the incorporation by reference in this Registration Statement of Synutra International, Inc.  and Subsidiaries on Amendment No. 1 to Form S-3 of our report dated June 26, 2007 (June 11, 2009 as to the segment information restatement discussed in Note 17 to the consolidated financial statements), relating to the consolidated financial statements and financial statement schedules as of and for the year ended March 31, 2007 of Synutra International, Inc., appearing in the Annual Report on Form 10-K of Synutra International, Inc. for the year ended March 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Rotenberg & Co., LLP

Rotenberg & Co., LLP
April 23, 2010